  Exhibit 99.1

For More Information Contact:

Investors:	Media:
Ingram Micro Inc.	Ingram Micro Inc.
Ria Marie Carlson (714) 382-4400	Marie Connell (714) 382-2009
ria.carlson@ingrammicro.com	marie.connell@ingrammicro.com

Kay Leyba (714) 382-4175	Rekha Parthasarathy (714) 382-1319
kay.leyba@ingrammicro.com	rekha@ingrammicro.com

  INGRAM MICRO REPORTS SECOND QUARTER 2008 RESULTS
Sales reach record levels for the seventh consecutive quarter
Gross margins hit highest second-quarter level in 10 years

SANTA ANA, Calif., July 24, 2008 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the second quarter, which ended June 28, 2008.

Worldwide sales for the quarter rose eight percent to $8.82 billion, reaching a second-quarter record, compared to $8.19 billion in the year-ago period.  The translation impact of the relatively stronger foreign currencies had an approximate six-percentage-point positive effect on revenue growth comparisons to the prior year.

 Second-quarter net income was $58.9 million, or $0.35 per diluted share, which includes costs of approximately $5.5 million net of tax, or $0.03 per diluted share, related to expense-reduction programs in North America and Europe.  Net income in the year-ago period was $52.4 million or $0.30 per diluted share, which included a charge of $15 million ($9.2 million net of tax or $0.05 per diluted share) to establish reserves related to the previously disclosed United States Securities and Exchange Commission (SEC) matter.

“We’re pleased to deliver results that exceeded our guidance for the quarter, especially considering the context of the current economic climate,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc.  “Despite increasingly competitive markets, we were able to achieve the highest second-quarter gross margin in a decade through pricing discipline, growth in higher-margin business units and improvement in our business mix.  We continue to benefit from our decisions to diversify our profit streams through fee-for-service models and adjacent technologies, such as logistics and data capture/point-of-sale.”

Additional Second-Quarter Highlights
For more detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

2-2-2 Ingram Micro Reports Second Quarter 2008 Results

Regional Sales

o
North American sales were $3.52 billion (40 percent of total revenues), an increase of seven percent compared with the $3.30 billion posted a year ago.  The sales increase was driven primarily by the addition of DBL Distributing, which was acquired in late June 2007, as well as solid growth in Canada.

o
Europe, Middle East and Africa (EMEA) sales were $2.96 billion (33 percent of total revenues) versus $2.78 billion in the year-ago period, an increase of six percent.  The translation impact of the relatively stronger European currencies had an approximate 13 percentage-point positive impact on comparisons to the prior year.

o
Asia-Pacific sales increased eight percent to $1.90 billion (22 percent of total revenues) compared to $1.76 billion in the prior-year period.  The translation impact of the relatively stronger regional currencies had an approximate six-percentage-point positive effect on comparisons to the prior year.

o	Latin American sales were $438 million (five percent of total revenues), an increase of 28 percent compared to the $344 million posted a year ago.

Gross Margin

Gross margin in the 2008 second quarter was 5.53 percent, an increase of 12 basis points versus the prior-year quarter, driven primarily by the positive impact of growth in higher-margin business segments and general process improvements across the regions.

Operating Expenses

Total operating expenses were $394.2 million or 4.47 percent of revenues, which includes $7.7 million (0.09 percent of revenues) in expense-reduction program costs, as described above.  Operating expenses in the year-ago quarter were $357.1 million or 4.36 percent of revenues, including the SEC charge of $15 million (0.18 percent of revenues).  The increase in operating expenses as a percentage of revenues is primarily the result of the weaker demand environment, investments in people and infrastructure to support strategic initiatives, and additional labor related to continued growth in our fee-for-service business.

Operating Income

Worldwide operating income was $93.2 million or 1.06 percent of revenues, which includes $7.7 million (0.09 percent of revenues) in expense-reduction program costs described above.  In the year-ago quarter, operating income was $85.7 million or 1.05 percent of revenues, which included the $15 million (0.18 percent of revenues) SEC charge.

3-3-3 Ingram Micro Reports Second Quarter 2008 Result

o
North American operating income was $44.4 million or 1.26 percent of revenues, which includes $0.9 million (0.03 percent of revenues) in expense-reduction program costs.  Operating income in the prior-year quarter was $38.5 million or 1.17 percent of revenues, which included the $15 million SEC charge (0.45 percent of revenues).

o
EMEA operating income was $15.7 million or 0.53 percent of revenues, which includes $6.8 million (0.23 percent of revenues) in expense-reduction program costs.  In the year ago quarter, operating income was $22.9 million or 0.83 percent of revenues.

o	Asia-Pacific operating income was $32.7 million or 1.72 percent of revenues versus $31.0 million or 1.76 percent of revenues in the year-ago quarter.

o	Latin American operating income more than doubled to $7.2 million or 1.65 percent of revenues versus $3.5 million or 1.02 percent of revenues in the year-ago quarter.

o
Stock-based compensation expense, which amounted to $6.7 million in the current quarter and $10.3 million in the prior year quarter, is presented as a separate reconciling amount in the company’s segment reporting in both periods.  As such, these expenses are not included in the regional operating results, but are included in the worldwide operating results.

▪
Other expenses for the quarter were $10.8 million, compared to $15.1 million in the year-ago period, primarily driven by lower debt levels, declining interest rates and higher foreign currency gains in the current year.

▪	Total depreciation and amortization was $18.0 million.

▪	Capital expenditures were $15.1 million.

Balance Sheet Highlights

▪	The cash balance at the end of the quarter was $748 million, an increase of $168 million versus the end of 2007.

▪	Total debt was $480 million, a decrease of $43 million from year-end. Debt-to-capitalization was 12 percent, compared with 13 percent at year-end.

▪
The company purchased approximately 2.8 million shares during the second quarter of 2008, for an aggregate amount of $47.7 million; an additional 0.6 million shares were purchased for $9.8 million since the end of the second quarter through July 18, 2008.  Since the inception of the program in mid-November 2007 through July 18, 2008, the company has purchased 10.0 million shares for an aggregate amount of $169.2 million.

▪	Inventory was $2.58 billion or 28 days on hand compared with $2.77 billion or 27 days on hand at the end of the year and 32 days at the end of the first quarter.

4-4-4 Ingram Micro Reports Second Quarter 2008 Result

▪	Working capital days were 23, an increase of one day from year-end 2007 and a three-day improvement versus the end of the first quarter.

 “Our regional operations performed well within persistently soft economies in many parts of the globe,” said William D. Humes, executive vice president and chief financial officer, Ingram Micro Inc.  “We began to see some of the benefits of our cost-containment and mix-management actions.   We made the tough decisions to reorganize where necessary and address rising transportation costs through freight-recovery programs, which will be implemented by the end of the third quarter.  Our focus on working capital yielded solid progress, as evidenced by the increase in inventory velocity compared to earlier this year.  And, although competitive pricing within the industry was widely reported, we were able to improve gross margins while surpassing sales expectations.  While growth in Asia-Pacific tempered somewhat due to the softening global economy, the region delivered the highest operating margin of the business units.  Latin America was a stand-out, generating more than double the operating income of last year on 28 percent sales growth.”

Six-Month Period

For the six months ended June 28, 2008, worldwide sales were $17.39 billion, a six-percent increase over the $16.43 billion reported a year ago, which reflects the favorable translation impact of stronger foreign currencies.  Regional sales were $6.81 billion for North America (a three-percent increase versus the prior-year period); $6.02 billion for Europe (an increase of three percent); $3.72 billion for Asia-Pacific (an increase of 12 percent); and $846 million for Latin America (a 23-percent increase versus the prior-year period).

Worldwide operating income for the six-month period was $192.5 million, or 1.11 percent of revenues, which included the second-quarter expense-reduction program costs of $7.7 million (approximately 0.04 percent of revenues).  In the year-ago period, operating income was $159.4 million, or 0.97 percent of revenues, which included the first quarter Brazilian commercial tax charge of approximately $33.8 million (approximately 0.21 percent of revenues) and the second-quarter SEC charge of $15 million (approximately 0.09 percent of revenues).

            Six-month net income was $123.0 million, or $0.71 per diluted share, which included the second-quarter expense-reduction program costs of $5.5 million after tax or $0.03 per diluted share.  In the year-ago period, net income was $89.4 million, or $0.51 per diluted share, which included the first-quarter charge for commercial taxes in Brazil of $33.8 million after tax or $0.19 per diluted share, and the second-quarter charge for the SEC matter of $9.2 million after tax or $0.05 per diluted share. These charges totaled $43.0 million after tax or $0.24 per diluted share for the prior year six-month period.

5-5-5 Ingram Micro Reports Second Quarter 2008 Results

Outlook for the Third Quarter

The following statements are based on the company’s current expectations and internal forecasts.  These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

According to the company’s guidance for the third quarter 2008 ending Sept. 27, 2008:

•	Sales are expected to range from $8.5 billion to $8.8 billion.

•
Net income is expected to range from $52 million to $61 million, or $0.31 to $0.36 per diluted share.  This includes an estimated $7 million ($5 million net of tax) in costs to be incurred during the third quarter related to the completion of expense-reduction plans in North America and EMEA.  This expense-reduction program is expected to generate $18 million to $24 million of annualized savings.

•
Moreover, the company is evaluating additional expense-reduction opportunities, which could result in related costs and savings beyond the current program.  The costs, savings and timing of these additional actions, if implemented, cannot be reasonably estimated at this time.

•	The weighted average shares outstanding is expected to be approximately 169 million and an effective tax rate of 28 percent is estimated for the third quarter 2008 and the remainder of the year.

“We expect the macro-economic softness to continue into the third quarter,” said Spierkel.  “Solid growth is expected from Latin America, but sales growth in the other regions will be more modest.  The benefits of our cost-containment and freight-recovery efforts are expected to be more visible in the third quarter, improving operating leverage.  We also expect continued progress in our fee-for-service and adjacency operations.  The actions we’re taking today will buffer us from the weaker market and better position us when the economic environment improves. Overall, we continue to be confident about the business, our industry and the strength of our management team.”

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT.  To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section).  The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

6-6-6 Ingram Micro Reports Second Quarter 2008 Results

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, stock-based compensation expense, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (6) an interruption or failure of or disruptions due to changes to our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information and may adversely impact our results of operations; (7) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (8) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (9) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (10) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (11) we cannot predict with certainty, the outcome of the SEC and U.S. Attorney’s inquiries or assessments by Brazilian taxing authorities; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers -- increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended December 29, 2007; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves more than 150 countries and is the only global broadline IT distributor with operations in Asia.  Visit www.ingrammicro.com.

7-7-7 Ingram Micro Reports Second Quarter 2008 Results

# # #

© 2008 Ingram Micro Inc.  All rights reserved.  Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc. Consolidated Balance Sheet (Dollars in 000s) (Unaudited)

	June 28,	December 29,
	2008	2007

ASSETS
Current assets:
Cash	$747,796	$579,626
Trade accounts receivable, net	3,626,746	4,054,824
Inventories	2,584,291	2,766,148
Other current assets	457,104	520,069

Total current assets	7,415,937	7,920,667

Property and equipment, net	185,601	181,416
Goodwill	758,323	733,481
Other assets	135,677	139,437

Total assets	$8,495,538	$8,975,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,902,429	$4,349,700
Accrued expenses	526,900	602,295
Current maturities of long-term debt	186,671	135,616

Total current liabilities	4,616,000	5,087,611

Long-term debt, less current maturities	293,500	387,500
Other liabilities	71,173	72,948

Total liabilities	4,980,673	5,548,059

Stockholders' equity	3,514,865	3,426,942

Total liabilities and stockholders' equity	$8,495,538	$8,975,001

Ingram Micro Inc. Consolidated Statement of Income (Dollars in 000s, except per share data) (Unaudited)

	Thirteen Weeks Ended
	June 28, 2008		June 30, 2007

Net sales	$8,816,615		$8,186,071

Cost of sales	8,329,193		7,743,256
Gross profit	487,422		442,815

Operating expenses:
Selling, general and administrative	387,578	(a)	357,354	(a)
Reorganization costs (credits)	6,613	(a)	(231)
	394,191		357,123

Income from operations	93,231		85,692

Interest and other	10,755		15,147

Income before income taxes	82,476		70,545

Provision for income taxes	23,541		18,145

Net income	$58,935		$52,400

Diluted earnings per share:
Net income	$0.35		$0.30

Diluted weighted average
shares outstanding	170,239,703		176,583,738

(a)	See related footnote on the succeeding schedule of supplementary information for the thirteen weeks ended June 28, 2008 and June 30, 2007.

Ingram Micro Inc. Consolidated Statement of Income (Dollars in 000s, except per share data) (Unaudited)

	Twenty-six Weeks Ended
	June 28, 2008		June 30, 2007

Net sales	$17,393,932		$16,431,775

Cost of sales	16,421,003		15,580,188	(a)
Gross profit	972,929		851,587

Operating expenses:
Selling, general and administrative	773,801	(a)	693,096	(a)
Reorganization costs (credits)	6,613	(a)	(915)
	780,414		692,181

Income from operations	192,515		159,406

Interest and other	23,478		30,542

Income before income taxes	169,037		128,864

Provision for income taxes	46,047		39,484

Net income	$122,990		$89,380

Diluted earnings per share:
Net income	$0.71		$0.51

Diluted weighted average
shares outstanding	172,343,947		175,908,800

(a)	See related footnote on the succeeding schedule of supplementary information for the twenty-six weeks ended June 28, 2008 and June 30, 2007.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended June 28, 2008
		Operating		Operating
	Net Sales	Income		Margin

North America	$3,518,983	$44,380	(a)	1.26%
EMEA	2,955,209	15,669	(a)	0.53%
Asia-Pacific	1,904,144	32,699		1.72%
Latin America	438,278	7,232		1.65%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(6,749)		-

Consolidated Total	$8,816,614	$93,231	(a)	1.06%

	Thirteen Weeks Ended June 30, 2007
		Operating		Operating
	Net Sales	Income		Margin

North America	$3,301,497	$38,545	(b)	1.17%
EMEA	2,776,867	22,924		0.83%
Asia-Pacific	1,764,125	31,042		1.76%
Latin America	343,582	3,494		1.02%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(10,313)		-

Consolidated Total	$8,186,071	$85,692	(b)	1.05%

(a)
Income from operations included net charges of $7,707 (0.09% of consolidated net sales) comprised of the following: (1) net charges of $877 in North America (0.03% of North America net sales) which included reorganization costs of $1,407 for severance associated with the Company's targeted reduction of administrative and back-office positions in North America, and a credit adjustment of $530 for lower than expected costs to settle lease obligations related to previous actions, and (2) charges of $6,830 in EMEA (0.23% of EMEA net sales) which included reorganization costs of $5,736 related to employee termination benefits for workforce reductions associated with restructuring the regional headquarters in EMEA, and consulting and other costs associated with the restructuring of $1,094 charged to selling, general and administrative expenses.

(b)
Income from operations recorded in North America for the thirteen weeks ended June 30, 2007 includes a reserve for estimated losses of $15,000 associated with the SEC matter regarding certain transactions with McAfee, Inc. (formerly NAI) from 1998 through 2000 (0.45% of North America net sales and 0.18% of consolidated net sales).

Ingram Micro Inc. Supplementary Information Income from Operations (Dollars in 000s) (Unaudited)

	Twenty-six Weeks Ended June 28, 2008
		Operating		Operating
	Net Sales	Income (Loss)		Margin (Loss)

North America	$6,809,164	$84,969	(a)	1.25%
EMEA	6,021,578	42,448	(a)	0.70%
Asia-Pacific	3,717,573	65,240		1.75%
Latin America	845,617	15,055		1.78%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(15,197)		-

Consolidated Total	$17,393,932	$192,515	(a)	1.11%

	Twenty-six Weeks Ended June 30, 2007
		Operating		Operating
	Net Sales	Income		Margin

		Operating		Operating
	Net Sales	Income (Loss)		Margin (Loss)

North America	$6,584,936	$95,559	(b)	1.45%
EMEA	5,824,163	57,878		0.99%
Asia-Pacific	3,333,290	50,730		1.52%
Latin America	689,386	(24,864)	(c)	(3.61%)
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(19,897)		-

Consolidated Total	$16,431,775	$159,406	(b)(c)	0.97%

(a)
Income from operations included net charges of $7,707 (0.04% of consolidated net sales) comprised of the following: (1) net charges of $877 in North America (0.01% of North America net sales) which included reorganization costs of $1,407 for severance associated with the Company's targeted reduction of administrative and back-office positions in North America, and a credit adjustment of $530 for lower than expected costs to settle lease obligations related to previous actions, and (2) charges of $6,830 in EMEA (0.11% of EMEA net sales) which included reorganization costs of $5,736 related to employee termination benefits for workforce reductions associated with restructuring the regional headquarters in EMEA, and consulting and other costs associated with the restructuring of $1,094 charged to selling, general and administrative expenses.

(b)
The income from operations recorded in North America for the twenty-six weeks ended June 30, 2007 includes a reserve for estimated losses of $15,000 associated with the SEC matter regarding certain transactions with McAfee, Inc. (formerly NAI) from 1998 through 2000 (0.23% of North America net sales and 0.09% of consolidated net sales).

(c)
The loss from operations recorded in Latin America for the twenty-six weeks ended June 30, 2007 includes a commercial tax charge of $33,754 in Brazil (4.90% of Latin America net sales and 0.21% of consolidated net sales).